Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

As of March 31, 2025, Capstone Holding Corp. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.0005 per share (the “Common Stock”).

The following description summarizes the most important terms of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation a copy of which have been incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. For a complete description of our capital stock, you should refer to our certificate of incorporation and to the applicable provisions of Delaware General Corporation Law.

The Company is authorized to issue 50,000,000 shares of Common Stock and 25,000,000 shares of preferred stock.

Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the Common Stock. No share of our Common Stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

If we liquidate or dissolve our business, the holders of our Common Stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our Common Stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

As of March 31, 2025, there were 5,190,251 shares of Common Stock issued and outstanding.